UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2012

Grand Canyon Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 12, 2012, the Board of Directors of Grand Canyon Education, Inc. (the “University”) appointed Kevin Warren to its corporate Board of Directors for a term expiring at the 2013 annual meeting of stockholders, or until his respective successor is elected or qualified or until his earlier resignation or removal. Mr. Warren was also appointed to (i) replace David J. Johnson as a member of the Audit Committee and (ii) fill the vacancy created by the resignation of Chad N. Heath as a member of the Nominating and Corporate Governance Committee of the Board of Directors.

Mr. Warren, 48, has served as a senior officer for the Minnesota Vikings since 2005 and currently serves as the Vice President of Legal Affairs & Chief Administrative Officer for the Vikings, with responsibility for various day-to-day business, operational and administrative issues, legal affairs, strategic planning, human resources, special projects, while also serving as a member of the Vikings’ internal stadium development deal team. Prior to joining the Vikings, from 2003 to 2005, Mr. Warren worked with the international law firm of Greenberg Traurig, which included working with the Wilf ownership group during its acquisition of the Vikings. From 2001 to 2003, Mr. Warren served as Senior Vice President of Business Operations & General Counsel for the Detroit Lions. Prior to that time, Mr. Warren worked with the St. Louis Rams, as Vice President of Football Administration in 2001 and as Vice President of Player Programs & Football Legal Counsel from 1997 to 2000. Mr. Warren earned his bachelor’s degree in business administration from Grand Canyon University and, in March 2012, was inducted into the Grand Canyon University Athletics Hall of Fame. Mr. Warren also earned his master’s degree in business administration from Arizona State University, and his Juris Doctorate degree from the University of Notre Dame School of Law .

In connection with his appointment as a director, the University has entered into an indemnification agreement with Mr. Warren (a form of which is filed as Exhibit 10.21 to Amendment No. 2 to our Registration Statement on Form S-1, filed September 29, 2008). As a non-employee director of the University, Mr. Warren will receive an initial award of restricted stock under the Company’s 2008 Equity Incentive Plan valued at $20,000 as of the date of grant, which will vest on the one year anniversary of the date of grant, subject to accelerated vesting in the event of a change in control. For serving on the Board of Directors, Mr. Warren has elected to receive an annual retainer of $30,000 in cash and an award of restricted stock under the 2008 Equity Incentive Plan valued at $60,000. The non-employee director restricted stock grants are made after the University’s annual meeting of stockholders each year and vest on the earlier of the one year anniversary of the date of grant or immediately prior to the following year’s annual meeting of stockholders, subject to acceleration in the event of a change in control. He will also receive additional annual retainers of $5,000 each in cash for serving as a member of each of the Audit Committee and the Nominating and Corporate Governance Committee. The University reimburses all of its directors for reasonable expenses incurred to attend board meetings.

Except as set forth above, Mr. Warren was not appointed pursuant to any arrangement or understanding with any other person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: September 17, 2012	By:	/s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer
(Principal Financial and Principal Accounting Officer)